SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K





                              Current Report Pursuant
                           to Section 13 or 15(d) of the
                          Securities Exchange Act of 1934



        Date of report (date of earliest event reported) October 4, 1995




                          Brendle's Incorporated
           (Exact Name of Registrant as Specified in its Charter)




                              North Carolina
                (State or Other Jurisdiction of Incorporation)




               33-13622                                   56-0497852
        Commission File Number)           I.R.S. Employer Identification Number




                                910/526-5600
              (Registrant's Telephone Number, including Area Code)

(Former Name or Former Address, If changed Since Last Report)

ITEM 5. OTHER EVENTS

Commencing or about October 5, 1995, the common stock of Brendle's Incorporated (the "Company") will trade on the NASD Bulletin Board System. Since 1986, the Company's common stock has traded in the NASDAQ National Market System ("NMS"). The decision to change trading forums is based primarily on the Company's concern regarding its ability to meet the continuing inclusion requirements of the NMS and the consequent commitment of management resources needed to address these compliance issues. Management of the Company believes that the NASD Bulletin Board System will provide the Company's shareholders with a continuing, active market in which to trade their stock.

     Recently, the Company's common stock has declined in price due primarily to increases in trading volume occasioned by the distribution of approximately 4,100,000 shares of common stock to certain of its creditors pursuant to the Company's Plan of Reorganization which was substantially consummated on April 29, 1994. The Company's common stock has historically been only thinly traded when compared to other NMS securities. The selling off of many of these shares has increased the trading volume and been the primary cause of the price decline making it unlikely that the Company will be able to comply with certain of the NMS's continuing inclusion requirements until such time as the Company's common stock price has stabilized. Management of the Company does not believe it is in the Company's best interest to continue committing management resources to monitor and attempt to achieve and maintain compliance with the NMS's requirements. Rather, management of the Company has determined that it can better utilize these management resources in its continued focus to improve the Company's business. Management believes that the NASD Bulletin Board will provide shareholders with a suitable trading forum and will satisfy the Company's other stated objectives.

                                 Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                   BRENDLE'S INCORPORATED



Date:           , 1995                             By:
                                                   Name: Joseph M. McLeish
                                                   Title: President and Chief
                                                           Executive Officer